EXHIBIT 99.(a)

Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023


Florida Progress Corporation reports second-quarter earnings of $52.9 million


ST. PETERSBURG, Fla. (July 21, 1994) - Florida Progress Corporation parent of St. Petersburg-based Florida Power Corporation, today reported second-quarter earnings of $52.9 million, compared with $43 million earned during the same period a year ago.

Revenues for the quarter ended June 30 totaled $681.5 million, compared with $553.3 million for the second quarter of 1993. Earnings per share in the second quarter of 1994 were 58 cents, compared with 49 cents a share a year ago.

Florida Power, the largest subsidiary of Florida Progress, earned $47.6 million or 52 cents per share, on revenues of $517 million in this year's second quarter, compared with earnings of $39.1 million, or 44 cents a share, on revenues of $461.9 million for the same period a year ago.

Utility revenues continued to rise in 1994 primarily because of increased retail kilowatt-hour sales and customer growth. Hot weather across Florida Power's 32-county service area was the primary reason for the higher customer usage from April to June.

The average residential customer used 14.4 percent more electricity during this year's second quarter than during the same three-month period a year ago. Customer growth of 2.2 percent also contributed to the increase in energy sales in the second quarter.

Earnings from Florida Progress' diversified operations grew in the second quarter, largely because of higher revenues and increased earnings from Electric Fuels Corporation, the company's coal mining and transportation subsidiary.

Diversified earnings in the quarter ended June 30 were $5.3 million, or 6 cents per share, compared with the $3.9 million, or 5 cents a share, earned in the second quarter of 1993. An acquisition last year by Electric Fuels has continued to boost the company's 1994 operating results.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.7 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.


                                         Three Months Ended               Twelve Months Ended
                                               June 30                           June 30

                                         1994             1993            1994             1993
                                     -------------   -------------    --------------  --------------
Revenues                                $681,500,000    $553,300,000    $2,713,200,000  $2,166,700,000


Income Before Change in
    Accounting                          $ 52,900,000    $ 43,000,000    $  207,900,000  $  187,300,000

Change in Accounting for
    Deferred Taxes                             -                -                 -            800,000
                                       -------------   -------------    --------------  --------------

Consolidated                            $ 52,900,000    $ 43,000,000    $  207,900,000  $  188,100,000

                                       =============   =============    ==============  ==============

Earnings Per Share (EPS):
Florida Power Corporation                    $   .52         $   .44            $ 2.12         $ 2.05
Diversified Operations                           .06             .05               .20            .09
Income Before Change in                      -------         -------            ------         ------
    Accounting                                   .58             .49              2.32           2.14
Change in Accounting for
    Deferred Taxes                                 -               -                 -            .01
                                             -------         -------            ------          ------
Consolidated                                 $   .58         $   .49            $ 2.32         $ 2.15
                                             =======         =======            ======          ======

Average Common
   Shares Outstanding                     91,610,976      88,120,361        89,637,539      87,436,794
